Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BFLY OPERATIONS, INC. (FORMERLY BUTTERFLY NETWORK, INC.)

The following discussion and analysis of the financial condition and results of operations of BFLY Operations, Inc. (formerly Butterfly Network, Inc.) (for purposes of this section, “Butterfly,” “we,” “us”and “our”) should be read together with Butterfly’s consolidated financial statements and the related notes to those statements contained in Exhibit 99.1 to this Amendment No. 2 to the Current Report on Form 8-K. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of the original Current Report on Form 8-K filed on February 16, 2021 (the “Original Form 8-K”). Actual results may differ materially from those contained in any forward-looking statements.

Overview

We are an innovative digital health business with a mission of democratizing healthcare by making medical imaging accessible to everyone around the world. Powered by our proprietary Ultrasound-on-Chip™ technology, our solution addresses the needs of point of care imaging with a unique combination of software and hardware technology. Butterfly iQ, followed by our recently launched Butterfly iQ+, is our first product powered by Butterfly’s Ultrasound-on-Chip™, and is the only ultrasound transducer that can perform “whole-body imaging” in a single handheld probe using semiconductor technology. Our Ultrasound-on-Chip™ reduces the cost of manufacturing, while our software is intended to make the product easy to use and fully integrated with the clinical workflow, accessible on a user’s smartphone, tablet, and almost any hospital computer system connected to the Internet. Through our portable proprietary, handheld solution, protected by a robust intellectual property portfolio and empowered in part by its proprietary software and Artificial Intelligence (“AI”), Butterfly aims to enable earlier detection throughout the body and remote management of health conditions around the world.

The Butterfly iQ / iQ+ is currently cleared by the U.S. Food and Drug Administration (“FDA”) and has the CE mark for use by health care practitioners. It is commercially available in over 20 countries including, the United States, Canada, Australia, New Zealand and throughout greater Europe.

Butterfly is focused on driving the adoption of our handheld solution. We look to drive adoption by increasing the touchpoints with our customer, via new sales channels, as well as helping customers understand the power of point of care imaging in clinical decision making expanding its use cases and the settings where it is used. We also invest in upgrading the product. In October 2020, we launched the Butterfly iQ+, a second generation version of our handheld probe which costs less to manufacture and features lower power consumption, faster frame rates and improved interoperability. Additionally, over the course of 2020, we launched multiple new software features enabling which improve image acquisition, interpretation, and ease of use.

We are also focused on improving gross margins by focusing on operational excellence in our supply chain and expanding our customer relationships to incorporate higher margin products.

Financial Highlights

Our revenue was $46.3 million and $27.6 million for the years ended December 31, 2020 and 2019, respectively, representing a year-over-year increase of 67.7%, primarily resulting from increased volume of product and subscriptions sold, driven by increased sales and marketing investments.

We incurred net loss of $162.7 million and $99.7 million for the years ended December 31, 2020 and 2019, respectively, representing a period-over-period increase of 63.2%, primarily due to higher cost of sales from losses on purchase commitments of $60.1 million and inventory write-downs of $2.6 million. In addition, we continue to invest in scaling up our business and have increased our spending in research and development, sales and marketing and general and administrative costs.

COVID-19

In December 2019, a novel coronavirus outbreak and related disease (known as COVID-19) was identified in Wuhan, China. In March 2020 the World Health Organization declared the outbreak of COVID-19 a pandemic. We are closely monitoring the impact of COVID-19 on all aspects of our business.

COVID-19 has disrupted, and we believe will continue to disrupt, our normal operations. There have been both positive and negative impacts, some quantifiable and others not quantifiable based on our limited historical data as an emerging growth company. Therefore, it is difficult for us to quantify the overall impact of the COVID-19 pandemic on our revenues.

In order to improve our liquidity during the COVID-19 pandemic, we obtained a loan under the Paycheck Protection Program (the “PPP”). The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. We repaid the PPP loan in full in February 2021 from the proceeds of our business combination with Longview Acquisition Corp. (“Longview”).

In terms of negative impacts, the pandemic has restricted the ability of our employees to travel, demonstrate our products to our potential customers and users, and perform other sales-generating activities. It has also impacted our ability to oversee the activities of Butterfly’s third-party manufacturers and suppliers, make shipments of materials, and pursue collaborations and other business transactions. COVID-19 has also caused the temporary closure of the facilities of certain of our suppliers, manufacturers and customers, and resulted in the implementation of a temporary closure of our offices and the institution of a “work from home” policy. In addition, the COVID-19 pandemic and its economic impact have caused a financial strain on our customer base due to decreased funding and other revenue shortfalls. Reductions in budgets have resulted in delays in or decreases in the size of enterprise contracts. One noticeable and quantifiable negative impact of the COVID-19 pandemic on our sales was our inability to sell any iQ devices at industry events, which yielded sales of more than 300 units for the year ended December 31, 2019. Nevertheless, given the lack of historical trends, we are unable to precisely quantify this impact.

Conversely, given those restrictions of access to our customers and “work from home” policy, one noticeable and quantifiable positive impact on our expenses was the reduction in our travel and related expenses, which for the year ended December 31, 2020 decreased by approximately $2.4 million, or 77%, year over year.

The COVID-19 pandemic also had a short-term early positive impact on our sales. We saw a spike in orders in March and April of 2020 because point-of-care ultrasound systems, like Butterfly iQ, have been utilized in the monitoring of acute symptoms of COVID-19 in patients through the use of lung ultrasound. Studies suggest that such systems may have a role to play in the assessment of lung involvement in COVID-19. The Butterfly iQ’s lung image quality, portability and ease of disinfection has made it particularly useful in assessing patients impacted by COVID-19. Given the lack of historical trends, we are unable to precisely quantify this impact.

The estimates of the impact on our business may change based on new information that may emerge concerning COVID-19 and the actions to contain it or treat its impact and the economic impact on local, regional, national and international markets.

Despite these headwinds, we believe our business is well-positioned to benefit from the trends, such as telemedicine, that are accelerating digital transformation of the healthcare industry as a result of the COVID-19 pandemic. For instance, we have developed a Teleguidance product that aligns with the larger industry trends to remote medicine. Additionally, we believe that our value proposition of improved patient care combined with a reduction in overall cost of service will further enhance adoption of the Butterfly solution.

We have not incurred any significant impairment losses in the carrying values of our assets as a result of the COVID-19 pandemic and we are not aware of any specific related event or circumstance that would require us to revise our estimates reflected in our consolidated financial statements contained in Exhibit 99.1 to this Amendment No. 2 to the Current Report on Form 8-K.

Recent Developments

On February 12, 2021 we completed our business combination with Longview (the “Business Combination”). The Business Combination was approved by Longview's stockholders at its special meeting held on February 12, 2021.  The transaction resulted in the combined company being renamed to "Butterfly Network, Inc.," Butterfly being renamed “BFLY Operations, Inc.” and the combined company’s Class A common stock and warrants to purchase Class A common stock commencing trading on the New York Stock Exchange ("NYSE") on February 16, 2021 under the symbol "BFLY" and “BFLY WS”, respectively. As a result of the Business Combination, we received gross proceeds of approximately $589 million. Additional discussion about the Business Combination is provided in Item 2.01 of the Original Form 8-K.

Key Performance Metrics

We review the key performance measures discussed below, to evaluate business and measure performance, identify trends, formulate plans and make strategic decisions.

Units fulfilled

We define units fulfilled as the number of devices whereby control is transferred to a customer. We do not adjust this metric for returns as our volume of returns has historically been low. We view units fulfilled as a key indicator of the growth of our business. We believe that this metric is useful to investors because it presents our core growth and performance of our business period over period.

	Year ended December 31,
	2020	2019
Units fulfilled	20,208	12,941

Units fulfilled increased by 7,267, or 56.2%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily due to increased demand driven by our entering the Enterprise customer market in late 2019, additional investment in lead generation and international expansion.

Subscription Mix

We define subscription mix as a percentage of our total revenue recognized in a reporting period that is subscription based, consisting primarily of our subscription as a service (“SaaS”) offering. We view subscription mix as a key indicator of the profitability of our business, and thus we believe that this metric is useful to investors. Because the costs and associated expenses to deliver our subscription offerings are lower as a percentage of sales than the costs of sales of our products, we believe a shift towards subscription will result in an improvement in profitability and margin expansion.

	Year ended December 31,
	2020	2019
Subscription Mix	17.1%	9.1%

Subscription mix increased by 8.0%, to 17.1% for the year ended December 31, 2020 compared to the year ended December 31, 2019, due to increased volume of device sales and the tailwinds of renewals , as well as the timing of revenue recognition for our SaaS and other subscription contracts. Revenue from such contracts is deferred and recognized over the service period.

Non-GAAP Financial Measures

We present non-GAAP financial measures in order to assist readers of our consolidated financial statements in understanding the core operating results that our management uses to evaluate the business and for financial planning purposes. Our non-GAAP financial measures, Adjusted Gross Margin and Adjusted EBITDA, provide an additional tool for investors to use in comparing our financial performance over multiple periods.

Adjusted Gross Margin and Adjusted EBITDA are key performance measures that our management uses to assess our operating performance. Adjusted Gross Margin and Adjusted EBITDA facilitate internal comparisons of our operating performance on a more consistent basis. We use these performance measures for business planning purposes and forecasting. We believe that Adjusted Gross Margin and Adjusted EBITDA enhance an investor’s understanding of our financial performance as they are useful in assessing our operating performance from period-to-period by excluding certain items that we believe are not representative of our core business.

Our Adjusted Gross Margin and Adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate these measures in the same manner. Adjusted Gross Margin and Adjusted EBITDA are not prepared in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. When evaluating our performance, you should consider Adjusted Gross Margin and Adjusted EBITDA alongside other financial performance measures prepared in accordance with GAAP, including gross margin, operating loss, and net loss.

Adjusted Gross Margin

We calculate Adjusted Gross Margin as gross margin adjusted to exclude depreciation and amortization, non-recurring losses on purchase commitments and non-recurring inventory write-downs. Our non-recurring purchase commitments and inventory write-downs are excluded from gross margin when they are outside the normal course of operations for our business. The non-recurring losses on purchase commitments relate to inventory supply agreements where the expected losses exceed the benefit of the contracts and the non-recurring inventory write-down adjustments are for excess and obsolete inventory resulting from a shift in product lines.

The following table reconciles Adjusted Gross Margin to gross margin, the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Years ended December 31,
	2020	2019
Revenue	$46,252	$27,583
Cost of revenue	107,475	48,478
Gross margin	$(61,223)	$(20,895)
Add:
Depreciation and amortization	140	16
Loss on purchase commitments	60,113	9,500
Inventory write-downs	2,570	-
Adjusted gross margin	$1,600	$(11,379)

Adjusted EBITDA

We calculate Adjusted EBITDA as net loss adjusted to exclude interest income, interest expense, other expense, net, provision for income taxes, depreciation and amortization, stock based compensation, non-recurring impairment, non-recurring losses on purchase commitments and non-recurring inventory write-downs. Our non-recurring purchase commitments and inventory write-downs are excluded from EBITDA when they are outside the normal course of operations for our business. The non-recurring losses on purchase commitments relate to inventory supply agreements where the expected losses exceed the benefit of the contracts and the non-recurring inventory write-down adjustments are for excess and obsolete inventory resulting from a shift in product lines. The non-recurring impairment relates to other long term assets that are not expected to be utilized in subsequent periods.

The following table reconciles Adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Years ended December 31,
(In thousands)	2020	2019
Net Loss	(162,745)	(99,697)
Interest income	(285)	(2,695)
Interest expense	1,141	-
Other expense, net	231	96
Provision for income taxes	39	-
Stock based compensation	11,004	6,038
Depreciation and amortization	1,316	758
Impairments	1,390	-
Loss on purchase commitments	60,113	9,500
Inventory write-downs	2,570	-
Adjusted EBITDA	(85,226)	(86,000)

Description of Certain Components of Financial Data

Revenue

Revenue consists of revenue from the sale of products such as medical devices, accessories, and related services, classified as subscription revenue on our consolidated statements of operations and comprehensive loss, which are primarily SaaS subscriptions and Support. SaaS subscriptions include licenses for teams and individuals as well as enterprise level subscriptions. For sales of products (which include the ultrasound devices and any ultrasound device accessories), revenue is recognized at a point in time upon shipment of the products. SaaS subscriptions and Support are generally related to stand-ready obligations and is recognized ratably over time.

Our product sales generate approximately 82.9% of our revenue, with our SaaS subscription revenue comprising the majority of the remaining 17.1%. As adoption of our devices increases through further penetration and practitioners in the Butterfly network continue to use our devices, we expect our revenue mix to shift more toward subscriptions.

Total revenue for the year ended December 31, 2020 includes a reclassification adjustment between product and subscription revenue for transactions recorded within the period that was deemed immaterial.

Cost of revenue

Cost of product revenue consists of product costs, including manufacturing costs, personnel costs and benefits, inbound freight, packaging, warranty replacement costs, payment processing fees and inventory obsolescence and write-offs and losses on purchase commitments. We expect our cost of product revenue to increase in absolute dollars, exclusive of losses on purchase commitments and decrease as a percentage of revenues over time as we shift to new manufacturing processes and vendors that will result in greater efficiency and lower per unit costs.

Cost of subscription revenue consists of personnel costs, cloud hosting costs and payment processing fees. Because the costs and associated expenses to deliver our SaaS offerings are less than the costs and associated expenses of manufacturing and selling our device, we anticipate a natural improvement in profitability and margin expansion over time as our mix shifts increasingly towards subscriptions.

We will continue to invest additional resources into our products to expand and further develop our offerings. The level and timing of investment in these areas could affect our cost of revenue in the future.

Total cost of revenue for the year ended December 31, 2020 includes a reclassification adjustment between product and subscription costs for transactions recorded within the period that was deemed immaterial.

Research and development (R&D)

Research and development expenses primarily consist of personnel costs and benefits, facilities-related expenses, depreciation expense, consulting and professional fees, fabrication services, software and other outsourcing expenses. Most of our research and development expenses are related to developing new products and services and improving existing products and services, which we define as not having reached the point of commercialization, and improving our products and services that have been commercialized. Consulting expenses are related to general development activities and clinical/regulatory research. Fabrication services include certain third-party engineering costs, product testing, and test boards. Research and development expenses are expensed as incurred. We expect to continue to make substantial investments in our product development, clinical and regulatory capabilities. We expect R&D spending as a percentage of revenues will increase in the near term and then fluctuate over time due to the level and timing of our new product development efforts.

Sales and marketing

Sales and marketing expenses primarily consist of personnel costs and benefits, third party logistics, fulfillment and outbound shipping costs, digital marketing, advertising, promotional, as well as conferences, meetings and other events and related facilities and information technology costs. We expect our sales and marketing expenses to increase in absolute dollars in the long term as we continue to increase the size of our direct sales force and sales support personnel and expand into new products and markets. Our sales and marketing expenses will also increase in the near term as we promote our brand through marketing and advertising initiatives, expand market presence and hire additional personnel to drive penetration and generate leads. We expect that sales and marketing expenses as a percentage of revenues will increase in the near term and then fluctuate over time as we evaluate expansion opportunities.

General and administrative

General and administrative expenses primarily consist of personnel costs and benefits, patent and filing fees, facilities costs, office expenses and outside services. Outside services consist of professional services, legal and other professional fees. We expect our general and administrative expenses to increase in absolute dollars in the foreseeable future. We anticipate general and administrative expenses as a percentage of revenues will increase in the near term and then fluctuate over time due to the timing and amount of these expenses. In addition, we expect to incur additional general and administrative expenses as a result of operating as a public company.

Other income (expense), net

Other income (expense), net primarily consists of foreign exchange gains or losses.

Provision for income taxes

Deferred tax assets are reduced by a valuation allowance to the extent management believes it is not more likely than not to be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income. Management makes estimates and judgments about future taxable income based on assumptions that are consistent with our plans and estimates. We recorded a full valuation allowance as of December 31, 2020 and 2019.

Results of Operations

We operate as a single reportable segment to reflect the way our chief operating decision maker (“CODM”) reviews and assesses the performance of the business. The accounting policies are described in Note 2 in our consolidated financial statements included in Exhibit 99.1 to this Amendment No. 2 to the Current Report on Form 8-K.

	Year Ended December 31,
	2020		2019
(in thousands)		% of revenue		% of revenue
Revenue:
Product	38,347	82.9%	25,081	90.9%
Subscription	7,905	17.1%	2,502	9.1%
Total revenue:	46,252	100.0%	27,583	100.0%
Cost of revenue:
Product	106,407	230.1%	47,857	173.5%
Subscription	1,068	2.3%	621	2.3%
Total Cost of revenue:	107,475	232.4%	48,478	175.8%
Gross margin	(61,223)	-132.4%	(20,895)	-75.8%

Operating Expenses:
Research and development	49,738	107.5%	48,934	177.4%
Sales and Marketing	26,263	56.8%	14,282	51.8%
General and administrative	24,395	52.7%	18,185	65.9%
Total operating expenses	100,396	217.1%	81,401	295.1%

Loss from operations	(161,619)	-349.4%	(102,296)	-370.9%
Interest income	285	0.6%	2,695	9.8%
Interest exepnse	(1,141)	-2.5%	-	0.0%
Other Income (expense), net	(231)	-0.5%	(96)	-0.3%

Loss before provision for income taxes	(162,706)	-351.8%	(99,697)	-361.4%

Provision for Income taxes	39	0.1%	-	0.0%

Net loss	(162,745)	-351.9%	(99,697)	-361.4%

Comparison of the Years Ended December 31, 2020 and 2019

Revenue

	Year ended December 31,
(in thousands)	2020	2019	Change	% Change
Revenue:
Product	38,347	$25,081	$13,266	52.9%
Subscription	7,905	$2,502	$5,403	216.0%
Total revenue:	$46,252	$27,583	$18,669	67.7%

Total revenue increased by $18.7 million, or 67.7%, for the year ended December 31, 2020 compared to the year ended December 31, 2019.

Product revenue increased by $13.3 million, or 52.9%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase in product revenue was primarily driven by a higher volume of Butterfly iQ probes sold, as a result our increased investment in our sales and marketing efforts.

Subscription revenue increased by $5.4 million, or 216.0%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was driven by an increased volume of our SaaS subscriptions sold in conjunction with sales of our devices.

Cost of revenue

	Year ended December 31,
(in thousands)	2020	2019	Change	% Change
Cost of revenue:
Product	106,407	$47,857	$58,550	122.3%
Subscription	1,068	$621	$447	71.9%
Total cost of revenue	$107,475	$48,478	$58,997	121.7%
Percentage of Revenue	232.4%	175.8%

Cost of product revenue increased by $58.6 million, or 122.3%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily driven by a $6.9 million increase in costs as a result of increased volume of devices sold, $2.6 million in non-recurring inventory write-downs and $60.1 million in purchase commitment losses for the current year, partially offset by $9.5 million in purchase commitment losses in the prior year.

During 2019, we signed a multi-year inventory supply arrangement with a certain third party manufacturing vendor. The agreement includes a vendor advance payment that was written down during the year ended December 31, 2019, resulting in a $9.5 million loss on purchase commitments. Based on the assessment of our demand forecast and agreement specific provisions, we also recognized a $53.2 million loss during the year ended December 31, 2020 related to minimum purchase commitments for inventory that that is expected to not be sold through. In addition, as a result of shift in production from the Butterfly iQ to the Butterfly iQ+, we renegotiated certain inventory purchase commitments with other third party manufacturing vendors and as a result we recognized the expected losses on those commitments of $6.9 million for the year ended December 31, 2020.

Cost of subscription revenue increased by $0.4 million, or 71.9%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily driven by increased cloud hosting costs.

Research and development

	Year ended December 31,
(in thousands)	2020	2019	Change	% Change
Research and development	$49,738	$48,934	$804	1.6%
Percentage of Revenue	107.5%	177.4%

Research and development expenses increased by $0.8 million, or 1.6%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily driven by increased personnel costs of $7.2 million as we continue to invest in expanding our internal research capabilities. These expenses were partially offset by lower spending on consulting of $1.8 million, travel costs of $1.4 million, fabrication of $2.6 million and other research and development costs of $0.6 million.

Sales and marketing

	Year ended December 31,
(in thousands)	2020	2019	Change	% Change
Sales and Marketing	$26,263	$14,282	$11,981	83.9%
Percentage of Revenue	56.8%	51.8%

Sales and marketing expenses increased by $12.0 million, or 83.9%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily driven by higher personnel cost and benefits of $9.3 million associated with increases in sales and sales personnel and higher demand generation costs of $2.5 million due to investments made to promote sales growth.

General and administrative

	Year ended December 31,
(in thousands)	2020	2019	Change	% Change
General and Administrative	$24,395	$18,185	$6,210	34.2%
Percentage of Revenue	52.7%	65.9%

General and administrative expenses increased by $6.2 million, or 34.2%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily driven by increased personnel costs of $4.8 million due to investments made to scale up our back-office support and executive functions, increased consulting and professional services of $0.9 million and an increased bad debt expense of $0.6 million.

Loss from operations

	Year ended December 31,
(in thousands)	2020	2019	Change	% Change
Loss from operations	$(161,619)	$(102,296)	$(59,323)	58.0%
Percentage of Revenue	-349.4%	-370.9%

Loss from operations increased by $59.3 million, or 58.0%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily a result of a gross margin decrease of $40.3 million and increases in operating expenses of $19 million. The decrease in gross margin was primarily due to losses from purchase commitments of $60.1 million in the year ended December 31, 2020, partially offset by an increase of $10.3 million in margin on products and subscription revenue items and $9.5 million in vendor advance write-downs in the prior year.

Interest income

	Year ended December 31,
(in thousands)	2020	2019	Change	% Change
Interest income	$285	$2,695	$(2,410)	-89.4%
Percentage of Revenue	0.6%	9.8%

Interest income decreased by $2.4 million, or 89.4%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease was a result of a lower average balance held in money market investments.

Interest expense

	Year ended December 31,
(in thousands)	2020	2019	Change	% Change
Interest expense	$(1,141)	$-	$(1,141)	100.0%
Percentage of Revenue	-2.5%	0.0%

Interest expense increased by $1.1 million, or 100.0%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was driven by stated interest expense and amortization of debt issuance cost in connection with convertible notes.

Other income (expense), net

	Year ended December 31,
(in thousands)	2020	2019	Change	% Change
Other income (expense), net	$(231)	$(96)	$(135)	141.0%
Percentage of Revenue	-0.5%	-0.3%

Other expense increased by $0.1 million, or 141.0%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was driven by an increase in the aggregate of realized and unrealized foreign exchange losses of $0.1 million due to an increase in foreign currency sales.

Provision for income taxes

	Year ended December 31,
(in thousands)	2020	2019	Change	% Change
Provision for income taxes	$39	$-	$39	100.0%

Provision for income taxes increased by $0.04 million, or 100.0%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was driven by income taxes in our profitable foreign subsidiaries.

As a result of our history of net operating losses, we have provided for a full valuation allowance against our deferred tax assets for assets that are not more-likely-than-not to be realized.

Net loss

	Year ended December 31,
(in thousands)	2020	2019	Change	% Change
Net Loss	$(162,745)	$(99,697)	$(63,048)	63.2%
Percentage of Revenue	-351.9%	-361.4%

Net loss increased by $63.0 million, or 63.2%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was primarily a result of a higher operating loss of $59.3 million and lower interest income of $2.4 million.

Liquidity and Capital Resources

Since our inception, our primary sources of liquidity are cash flows from operations and issuances of preferred stock and convertible notes. In addition, on February 12, 2021, we completed the Business Combination with Longview, and as a result we received gross proceeds of approximately $589 million. Our primary uses of liquidity are operating expenses, working capital requirements and capital expenditures. Cash flows from operations have been historically negative as we continue to develop new products and services and increase our sales and marketing efforts. We expect to be cash flow negative on an annual basis, although we may have quarterly results where cash flows from operations are positive.

We expect to continue to incur net losses in the short term, as we continue to invest in research and development of our products and invest in the sales and marketing and expand into new markets and verticals.

We expect that the funds raised in connection with the Business Combination and cash flows from operations will be sufficient to meet our liquidity, capital expenditure, and anticipated working capital requirements and fund our operations for at least the next 12 months. We expect to use the funds raised in connection with the Business Combination to scale our sales and marketing capabilities, develop new products and services, and for working capital and general corporate purposes.

Cash

Our cash and cash equivalents balance as of December 31, 2020 was $60.2 million. Our future capital requirements may vary from those currently planned and will depend on various factors, including our rate of revenue growth and the timing and extent of spending on strategic business initiatives.

Cash flows

Comparison of the period for the years ended December 31, 2020 and December 31, 2019

The following table summarizes our sources and uses of cash for the years ended December 31, 2020 and December 31, 2019:

	Year ended December 31,
(in thousands)	2020	2019
Net cash used in operating activities	(81,700)	(120,432)
Net cash used in investing activities	(2,376)	(4,468)
Net cash provided by financing activities	54,280	324
Net decrease in cash and cash equivalents	(29,796)	(124,576)

Cash flows used in operating activities

Net cash flows used in operating activities represent the cash receipts and disbursements related to our activities other than investing and financing activities. We expect cash provided by financing activities will continue to be our primary source of funds to support operating needs and capital expenditures for the foreseeable future.

Net cash flows used in operating activities is derived by adjusting our net loss for:

•	non-cash operating items such as depreciation and amortization, stock-based compensation and other non-cash income or expenses;

•	changes in operating assets and liabilities reflect timing differences between the receipt and payment of cash associated with transactions and when they are recognized in results of operations as well as any losses on disposal of fixed assets.

Net cash used in operating activities decreased by $38.7 million, or 32.2%, to $81.7 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease in net cash used in operating activities resulted from higher outstanding liabilities of $58.9 million and lower vendor advances of $50.2 million due to a spending ramp in 2019 that did not recur in 2020. The higher outstanding liabilities consisted of purchase commitments accrual of $42.6 million due to minimum purchase commitments for inventory that is expected to not be sold through, as well as higher accrued expenses and other liabilities of $7.7 million and accounts payable of $8.6 million resulting from the timing of payments. The decrease in net cash used in operating activities was also due to an increase of non-cash charges of $14.0 million. The increase of $14.0 million was primarily the result of an increase in stock-based compensation expense of $5.0 million and an increase in inventory write-downs of $4.4 million as well as an impairment charge of $1.4 million with regards to other long term assets.

The offsetting decrease resulted from an increase in net loss of $63 million on a year over year basis and increases in cash used for inventory and accounts receivable of $22.1 million and $3.2 million, respectively. The increase in cash used for inventory is due to maintaining higher levels of inventory on hand for expected sales growth in future years.

Cash flows used in investing activities

Net cash used in investing activities decreased by $2.1 million, or 46.8%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease was due to the Company’s lower spending on machinery and equipment and leasehold improvements.

Cash flows provided by financing activities

For the year ended December 31, 2020, net cash provided by financing activities was $54.3 million, reflecting net proceeds from the issuance of $47.9 million in convertible debt, proceeds received of $4.4 million under the Paycheck Protection Program and proceeds of $2 million from exercise of stock options.

Contractual Obligations

As of December 31, 2020, our contractual obligations were as follows:

(in thousands)	Total	< 1 year	1-3 Years	3-5 Years	> 5 years
Operating leases	16,266	1,044	3,977	3,891	7,354
Purchase obligations (1)	169,321	53,040	106,080	10,201	-
Total contractual obligations	185,587	54,084	110,057	14,092	7,354

(1)	Purchase obligations include all legally binding contracts and primarily relate to firm commitments for inventory purchases from key manufacturers. Our purchase obligations are primarily related to several contracts for key inventory components in our manufacturing process. Purchase orders that are not binding agreements are excluded from the table above.

As of December 31, 2020, we owed $4.4 million under the PPP. The PPP, established as part of the CARES Act, provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable after eight weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. We repaid the loan in February 2021 using proceeds from the Business Combination.

In 2020, we issued convertible notes payable for total gross proceeds of $50 million. The convertible notes beared interest at 5% per annum, were mandatorily convertible to Series D Preferred stock at a conversion rate of $10.27 per share when they mature, 2 years after the initial closing of the convertible notes. In addition, the convertible notes were convertible into preferred stock or common stock upon the occurrence of certain events prescribed in the convertible note agreements. Given that the maturity date was more than one year away from the issuance of the convertible note, the convertible note are classified as a long-term obligation. As of December 31, 2020, the amount of unamortized issuance costs on the convertible note was $1.4 million. In connection with the closing of the Business Combination in February 2021, the Company’s convertible debt was automatically cancelled and converted into the right to receive shares of the combined company’s Class A common stock.

Critical Accounting Policies and Significant Judgments and Estimates

Our consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The process of preparing financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of expense during the period.

While our significant accounting policies are described in more detail in Note 2 in our consolidated financial statements contained in Exhibit 99.1 to this Amendment No. 2 to the Current Report on Form 8-K, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Revenue recognition

We adopted ASC 606 on January 1, 2018. We generate revenue from the sale of products and subscriptions. Our contracts with customers often include multiple performance obligations. We identified the following performance obligations in our contracts with customers:

•	Hardware devices and accessories;

•	Maintenance and support for the software that is used in connection with the hardware devices, including the right to an unspecified number of software updates as and when available;

•	Cloud-based software subscriptions, which represent an obligation to provide the customer with ongoing access to our hosted software applications on a continuous basis throughout the subscription period;

•	Implementation and integration services; and

•	Extended warranties.

We account for the warranty as an assurance type warranty. At the time revenue is recognized, an estimate of future warranty costs is recorded as a component of cost of revenue and as liability in accrued expenses. Factors that affect the warranty obligation include historical as well as current product failure rates, service delivery costs incurred in correcting product failures, and warranty policies and business practices.

Our contracts with customers include variable consideration in the form of refunds and credits for product returns and price concessions. We estimate variable consideration using the expected value method based on a portfolio of data from similar contracts.

Transaction price is allocated to all identified performance obligations based on relative standalone selling prices of the underlying goods or services. For most performance obligations except certain services, we have an observable standalone selling price. We use estimation techniques, which require significant judgment, to estimate the standalone selling price for goods and services for which an observable selling price is not available. Our sales of hardware devices represent a bundled sale of a good and a service that includes two performance obligations. We have an observable standalone selling price for the bundle and estimate the standalone selling price of the performance obligations within the bundle using estimation techniques that maximize the use of observable inputs.

Each unit of hardware devices and accessories is a performance obligation satisfied at a point in time, usually upon transfer of control of the good to the customer. Our services, including the cloud-based software subscriptions, extended warranties, and support and maintenance, are stand-ready obligations that are satisfied over time. We use the time elapsed (straight-line) measure of progress to recognize revenue. The implementation and integration services are performance obligations satisfied over time, and we use the costs incurred input measure of progress to recognize revenue.

Stock-based compensation

Our stock-based compensation program includes restricted stock units and stock option grants to our officers, employees and consultants. Stock options are granted at exercise prices not less than the fair market value of our common stock at the dates of grant. For purposes of restricted stock unit grants, the grant date fair value is calculated as the fair market value of the stock on the date of grant.

The fair values of stock option grants are estimated using a Black-Scholes option-pricing model. Key inputs and assumptions include the expected term of the option, stock price volatility, risk-free interest rate, dividend yield, stock price and exercise price. Many of the assumptions require significant judgment and changes in assumptions could have a significant impact in the determination of stock-based compensation expense. Key assumptions include:

•	Risk free interest rate: The risk-free interest rate for periods within the contractual life of the awards is based on the U.S. Treasury yield curve in effect at the time of the grant.

•	Expected dividend yield: We have never declared or paid any cash dividends and do not expect to pay any cash dividends in the foreseeable future.

•	Expected term: We calculate expected term using the “simplified” method, which is the simple average of the vesting period and the contractual term.

•	Expected volatility: We determined expected annual equity volatility to be 50% and 50% for December 31, 2020 and 2019, respectively.

Stock options granted generally vest one-quarter after the first year and the remainder vests in equal monthly installments over the following 36 months and have a term of 10 years.

No related tax benefits of the stock-based compensation expense have been recognized and no related tax benefits have been realized from the exercise of stock options due to our net operating loss carryforwards.

Inventory and inventory valuation

Inventories are stated at the lower of actual cost, determined using the average cost method, or net realizable value (“NRV”). We routinely evaluate quantities and value of our inventories in light of current market conditions and market trends and record a write-down against the cost of inventories for NRV below cost. NRV is based upon an estimated average selling price reduced by the estimated costs of completion, disposal, and transportation. The determination of NRV involves numerous judgments including estimating selling prices, existing customer orders, and estimated costs of completion, disposal, and transportation. Should actual market conditions differ from our estimates, future results of operations could be materially affected. We reduce the value of our inventory for estimated obsolescence or lack of marketability by the difference between the cost of the affected inventory and the estimated market value.

The valuation of inventory also requires us to estimate excess and obsolete inventory. We periodically review the age, condition and turnover of our inventory to determine whether any inventory has become obsolete or has declined in value and incur a charge to operations for known and anticipated inventory obsolescence. We also consider the rate at which new products will be accepted in the marketplace and how quickly customers will transition from older products to newer products, including whether older products can be re-manufactured into new products. The evaluation also takes into consideration new product development schedules, the effect that new products might have on the sale of existing products, product obsolescence, product merchantability and other factors. Market conditions are subject to change and if actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required, which would have a negative impact on gross margin.

Losses expected to arise from firm, non-cancelable and unhedged commitments for the future purchase of inventory items are recognized unless the losses are recoverable through firm sales contracts or other means.

We capitalize manufacturing overhead expenditures as part of inventory costs. Capitalized costs primarily include management’s best estimate and allocation of the direct labor, materials costs and other overhead costs incurred related to inventory acquired or produced but not sold during the respective period.

Manufacturing overhead costs are capitalized to inventory and are recognized as cost of revenues in future periods based on our rate of inventory turnover.

Recently Adopted Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 in our consolidated financial statements contained in Exhibit 99.1 to this Amendment No. 2 to the Current Report on Form 8-K.

Emerging Growth Company

Following the Business Combination, the combined company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). Pursuant to the JOBS Act, an emerging growth company is provided the option to adopt new or revised accounting standards that may be issued by FASB or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. We intend to take advantage of the exemption for complying with new or revised accounting standards within the same time periods as private companies. Accordingly, the information contained herein may be different than the information you receive from other public companies.

We also intend to take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act so long as the combined company qualifies as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.

Quantitative and Qualitative Disclosures About Market Risk

We have operations within the United States, Australia, Germany, Netherlands, United Kingdom and Taiwan and we are exposed to market risk in the ordinary course of our business further discussed in the “Risk Factors” section of the Original Form 8-K.

Interest Rate Risk

We did not have any floating rate debt as of December 31, 2020. Cash equivalents, which consistent primary of money market funds are subject to interest rate volatility and represents a market risk. Due to the short-term nature of these investments, we do not expect cash flows to be affected to any significant degree by a sudden change in market interest rates.

Foreign Exchange Risk

We operate our business primarily within the United States and currently execute the majority of our transactions in U.S. dollars. We have not utilized hedging strategies with respect to such foreign exchange exposure. This limited foreign currency translation risk is not expected to have a material impact on our consolidated financial statements.